EXHIBIT 99.1

For Immediate Release

Contact:	Michelle Sullivan
The Boston Beer Company, Inc.
(617) 368-5165

BOSTON BEER APPOINTS JAY MARGOLIS DIRECTOR

BOSTON, MA (1/13/06) - The Boston Beer Company, Inc. (NYSE: SAM) announced today that Jay Margolis has been appointed a Director of the Company, effective immediately.

      Mr. Margolis, 56, currently serves as the President of the Apparel Group of Limited Brands. Before joining Limited Brands in 2005, Mr. Margolis had been President and Chief Operating Officer of Reebok, Inc. since 2001, where he also served as a director. Before that he held senior executive positions at Espirit de Corp., Tommy Hilfiger, Liz Claiborne, and other well-known apparel companies.

      Jim Koch, founder and chairman of the Company, said, "Jay's vast experience in managing well-known high-quality brands will be a great addition to the Board. We are delighted to have a marketer with Jay's instincts for the consumer and we look forward to his insights and guidance."

      Mr. Margolis will serve as an independent Class B Director, filling a vacancy created by the increase in the number of Class B Directors from four to five by Mr. Koch, as the sole holder of the issued and outstanding Class B Common Stock.

"For years I have admired the Samuel Adams brand and its high standards for quality," Mr. Margolis said. "I am eager to begin work as a board member."

THE BOSTON BEER COMPANY BACKGROUND:

      The Boston Beer Company is America's leading brewer of handcrafted, full-flavored beer.  Founder and brewer, Jim Koch, brews Samuel Adams® using the time-honored, traditional four-vessel brewing process, and the world's finest all-natural ingredients. With over 18 distinctive, award-winning styles of beer, Samuel Adams offers discerning beer drinkers a variety of brews. The brewery has won more awards in international beer tasting competitions in the last five years than any other brewery in the world. Samuel Adams is an independent brewery and has half of a percent of the domestic beer market. The Company's flagship brand, Samuel Adams Boston Lager®, is brewed using the same recipe and processes that Jim Koch's great-great grandfather used in the mid 1800s. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information visit www.samueladams.com or visit www.bostonbeer.com for financial information.

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